UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2010

Celsion Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland	21046-2364
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2010, Celsion Corporation (the “Company”) announced the departure of Sean F. Moran, Chief Financial Officer, effective January 8, 2010.  Mr. Moran leaves the Company to pursue other professional opportunities.  Timothy J. Tumminello, CPA, the Company’s Controller, will assume the position of Interim Chief Accounting Officer and the responsibilities of the Company’s financial officer until a new Chief Financial Officer is appointed.

In connection with Mr. Moran’s departure, the Company and Mr. Moran entered into a Separation Agreement and General Release, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Tumminello, 52, has served as the Company's Assistant Controller since April, 2009 and was appointed as the Company's Controller and Interim Chief Accounting Officer on January 6, 2010. Prior to Mr. Tumminello’s employment with the Company, he was employed by IC Isaacs & Company, Inc., from May 1997 to January 2009 and held various positions during his tenure that included serving as Vice President, Controller and Principal Financial Officer at the time of his departure in 2009.  Mr. Tumminello was employed in the Baltimore, Maryland office of Deloitte & Touche LLP from January 1991 until May 1997.  Mr. Tumminello is a certified public accountant.

In connection with his appointment, Mr. Tumminello will be paid a base salary of $148,400, be eligible for a bonus (targeted at up to 15% of base salary with an 18.5% maximum) and, subject to the approval of the Board of Directors of the Company, will be granted an option to purchase 5,000 shares of common stock of the Company.

Item 9.01  Financial Statement and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.1	Separation Agreement and General Release, dated January 6, 2010, between Celsion Corporation and Sean Moran
99.1	Press Release of the Company, dated January 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION
Date: January 8, 2010	By:	/s/ Timothy J. Tumminello
Timothy J. Tumminello Interim Chief Accounting Officer and Corporate Controller

Exhibit Index

Exhibit Number	Description
10.1	Separation Agreement and General Release, dated January 6, 2010, between Celsion Corporation and Sean Moran
99.1	Press Release of the Company, dated January 8, 2010